Exhibit 10.11

111 Townsend Street

San Francisco, California 94107

OFFICE LEASE AGREEMENT

BETWEEN

Ichi Juu Ichi, LLC,

a California limited liability company

(“Landlord”)

AND

Cloudflare, Inc.,

a Delaware corporation

(“Tenant”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the first day of November 2017 (“Effective Date”), by and between Ichi Juu Ichi, LLC, a California limited liability company (“Landlord”), and Cloudflare, Inc., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Base Year Expenses and Taxes), Exhibit C (Commencement Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Assignment Limitations), Exhibit F (Work Letter), Exhibit G (Tenant Signage), Exhibit H (Subordination, Non-Disturbance and Attornment Agreement), and Exhibit I (Disability Access Obligations Notice).

1.	Basic Lease Information

1.01 “Building” shall mean the building located at 111 Townsend in San Francisco, California.

1.02 “Premises” shall mean the area as shown on Exhibit A to this Lease. The Premises is comprised of the entire interior of the Building. The Premises includes all corridors, lobbies and restroom facilities located on each floor. The “Rentable Square Footage of the Premises” is approximately 23,826 rentable square feet. The Premises shall be used by Tenant only for the Permitted Use.

1.03	“Base Rent”:

Period or Months of Term	Monthly Base Rent
Months one through twelve	$156,854.50
Months thirteen through twenty-four	$161,560.14
Months twenty-five through thirty-six	$166,406.94
Months thirty-seven through forty-eight	$171,399.15
Months forty-nine through sixty	$176,541.12

1.04 “Tenant’s Pro Rata Share”: 100%

1.05 “Base Year” for Taxes (defined in Exhibit B): Calendar year 2018 “Base Year” for Expenses (defined in Exhibit B): Calendar year 2018.

1.06 “Term”: A period of sixty (60) months. The Term shall commence on the November 1, 2017 (the “Commencement Date”).

1.07 “Security Deposit”: Tenant shall pay a $1,100,000.00 security deposit upon Lease execution.(See Section 6.01.)

1.08 “Prepaid Base Rent”: The first month’s rent, shall be delivered to Landlord upon Lease execution as more fully described in Section 6.02.

1.09 “Broker(s)”: Jones Lang LaSalle for Tenant and Colliers International for Landlord. Tenant shall pay a $238,260 commission to its real estate broker on this lease transaction.

1.10 “Permitted Use”: General office and administration, together with any related uses, all as may be permitted by applicable law.

1.11 “Notice Address(es)”:

LANDLORD:	TENANT:
Ichi Juu Ichi, LLC	Cloudflare, Inc.

1.12 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”), Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8 a.m. to 5 p.m. on Business Days.

1.13 “Landlord’s Work” means the work that the Landlord is obligated to perform pursuant to the “Work Letter” attached to this Lease as Exhibit F.

1.14 “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, other improvements, if any, serving the Building and the parcel(s) of land on which the Building is located.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Possession and Delivery.

3.01 The Premises are accepted by Tenant on the Commencement Date in “as is” condition and configuration without any representations or warranties by Landlord, provided that Tenant’s acceptance of the Premises shall not be deemed a waiver of Tenant’s right to have defects in the Premises repaired at no cost to Tenant. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, subject to Landlord’s warranty with respect to the Landlord’s Work, the Building structure, and the mechanical, electrical, HVAC, life safety, sewer, plumbing, and other systems of the Building (collectively, the “Building Systems”) provided below. Landlord hereby represents and warrants that on the Commencement Date, the Building is structurally sound and all Building Systems and Landlord’s Work as configured on the Commencement Date are in good working order and in compliance with all laws, and Landlord has completed all of the items described as Landlord’s Work in the Work Letter attached to this lease as Exhibit F. In the event that the Building structure is not sound or any of the Building Systems or Landlord’s Work (as configured on the Commencement Date) are not in good working order, then Tenant shall give notice to Landlord whenever any such defect becomes reasonably apparent, and Landlord shall, at Landlord’s sole cost and expense which cost and expense shall not be included within the calculation of Expenses or Additional Rent hereunder, promptly restore the Building structure or the applicable Building System to good working order.

3.02 If the Commencement Date has not occurred on or before January 1, 2018 (the “Premises Delivery Deadline”) solely because of Landlord delay, then, in addition to Tenant’s other rights or remedies, Tenant may terminate the Lease by written notice to Landlord delivered not later than ten days after the Premises Delivery Date, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant. Tenant shall not have the right to terminate the Lease under this Section 3.02 where the Commencement Date has not occurred by the Premises Delivery Deadline because of Tenant Delay, and/or Force Majeure (as those terms are defined in the Work Letter).

4.	Rent.

4.01 Tenant shall pay Landlord on the first day of each calendar month, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease, Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord a one-time administration fee in the amount of five percent (5%) of the delinquent rent. In addition, past due Rent shall accrue interest at eight percent (8%) per annum irrespective of whether an administrative fee is charged to Tenant pursuant to the previous sentence, and Tenant shall pay Landlord a fee in the amount of $20 in each instance for any check returned by Tenant’s bank for any reason Notwithstanding anything to the contrary in the foregoing paragraph, before assessing a late charge of five percent (5%) the first time in any twelve (12) month period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease and Tenant shall pay Tenant’s Pro Rata Share of all electricity and janitorial services in accordance with Section 7.02 and 7.03.

5.	Compliance with Laws; Use.

5.01 The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall not use or keep in the Premises any substance defined as a “hazardous material” (collectively, “Hazardous Materials”) by the United States of America, the State of California, the City or County of San Francisco, or any other political subdivision, agency or department having jurisdiction over the Building or the Property (each, a “Governmental Authority”); provided however, Tenant may use and keep in the Premises reasonable quantities of customary general office materials which may otherwise constitute Hazardous Materials (i.e. toner and household cleaning supplies) that do not require a permit to use and/or store, provided that such Hazardous Materials are maintained in compliance with all applicable Laws (as defined below). To the best of Landlord’s knowledge, the Building is compliant with all Laws regarding Hazardous Materials and there are no existing Hazardous Materials at the Property as of the Commencement Date. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act and any environmental laws or ordinances promulgated by any Governmental Authority (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Building but only to the extent such obligations are triggered pursuant to Laws first enacted after the Commencement Date and by Tenant’s particular use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. Tenant shall comply with the rules and regulations of the Building attached as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9.03), provided that Landlord shall provide reasonable prior written notice of any such additional rules and regulations adopted by Landlord after the Commencement Date. In the event of a conflict between the express terms of this Lease and any rules and regulations adopted by Landlord after the date of this Lease, the terms of this Lease shall control.

5.02 Tenant will not place or permit to be placed, in, upon or about the Premises or the Property any signs not approved by the city and other governing authority having jurisdiction, pursuant to a permit issued by the San Francisco Department of Building Inspection. Tenant will not place or permit to be placed upon the Townsend Street exterior of the Property any signs, advertisements or notices without the written consent of Landlord as to the type, size, design, lettering, coloring, location, height, area, and method of attachment, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not place or permit to be placed any signage on the rear exterior of the Property. During construction, installation, maintenance, repair and/or removal of any signs, advertisements or notices (including, without limitation, any Tenant Signage (as defined below), Tenant shall comply with all applicable Laws and Tenant shall be responsible for any damage or injury to the Premises and/or the Property caused thereby. Without limiting the foregoing, Landlord acknowledges that Tenant may wish to seek approval for placement of new Townsend Street exterior building signage at the Property which is exclusive to Tenant (the “Tenant Signage”) in accordance with applicable governmental approvals. The right to install such Tenant’s Signage is personal and granted to the original Tenant named in this Lease and any Permitted Transferee, but is not extended to nor exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any Tenant’s Signage by any assignee or subtenant, in Landlord’s sole and absolute discretion. Landlord will reasonably cooperate, at Tenant’s sole cost and expense, with Tenant’s request for placement of Tenant Signage; provided, however, that (a) prior to erecting any such Tenant Signage, (i) Tenant shall notify Landlord in writing and provide Landlord with architectural plans and specifications showing the sign height, area and location on the Property, the sign materials, and the sign attachment hardware and adhesive if any, and Landlord shall submit requests for and reasonably cooperate with Tenant in obtaining any required approval(s); (ii) Tenant shall obtain all permits, approvals and consents of the City of San Francisco and other applicable governing authorities; and (iii) the size, area, location, and method of attachment of such Tenant Signage shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Approval of the location of any penetrations of the façade or roof of the Building and the methods for sealing such penetrations may be granted or withheld in Landlord’s sole and absolute discretion. Any sign, advertisement or notice placed on the Premises or the Property (including any Tenant Signage) shall, at Landlord’s option and upon reasonable prior notice from Landlord, be removed by Tenant, at its sole cost, prior to the last day of the Term or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises and/or the Property caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.

6.	Security Deposit and Prepaid Base Rent.

6.01 Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution of this Lease a security deposit in the amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the “Security Deposit”) as security for Tenant’s faithful performance of Tenant’s obligations under this Sublease. If Tenant fails to pay Rent or otherwise defaults under this Sublease, Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in this Section 6.01. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Sublease. In the event of an assignment by Landlord of its interest under the Master Lease, Landlord shall have the right to transfer the Security Deposit to Landlord’s assignee, and Tenant agrees to look to such assignee solely for the return of the Security Deposit and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

6.02 Base Rent. Upon the execution of this Lease by Tenant, Tenant shall deliver to Landlord the monthly installment of Base Rent with respect to the first month of the Term in the amount of One Hundred Fifty-Six Thousand Eight Hundred Fifty-Four Dollars and Fifty Cents ($156,854.50) which shall be held by Landlord without liability for interest (unless required by Law) and applied to the payment of Base Rent due and payable with respect to the first month of the Term.

7. Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the lavatories and sprinkler systems; (b) customary heat and air conditioning, (c) elevator service; (d) electricity in accordance with the terms and conditions in Section 7.02; (e) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the actual cost of providing such service plus a reasonable administrative charge not to exceed five percent (5%) of such cost.

7.02 Electricity and gas used by Tenant in the Premises, including electricity and gas for Landlord services in Section 7.01 above, shall be paid for by Tenant directly to the applicable utility company.

7.03 Water and sewer services used by Tenant in the Premises, including water for Landlord services in Section 7.01 above shall be paid for by Tenant directly to the applicable utility company.

7.04 Janitorial services used by Tenant in the Premises shall be paid for by Tenant directly to the applicable janitorial company.

7.05 Landlord shall not provide any protective services or security/monitoring systems for the Premises, as described in the Work Letter attached as Exhibit F to this Lease. Tenant is solely responsible for providing protective services to the Building, and may elect to install security/monitoring systems at the Building.

7.06 Except as set forth in this Section 7.06, Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 25.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, unless such interruption or termination of services is due to the active gross negligence or willful misconduct of Landlord, continues for more than one day and prevents Tenant from utilizing the Premises for business operations. Notwithstanding the foregoing sentence, Tenant shall be entitled to an equitable abatement of rent to the extent of any interference with Tenant’s use of the Premises, if the Premises should become not reasonably suitable for Tenant’s use for more than three (3) Business Days as a consequence of (a) any Service Failure, (b) any interference of access to the Premises, or (c) any legal restrictions or the presence of any Hazardous Material which does not result from Tenant’s release or emission of such Hazardous Material. If the interference persists for more than one hundred eighty (180) days, Tenant shall have the right to terminate the Lease.

8. Leasehold Improvements.

All improvements in and to the Premises, including those Tenant Improvements installed by Tenant and any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove any Cable (defined in Section 9.01 below) and any other Leasehold Improvements designated by Landlord. Notwithstanding the foregoing, Landlord shall be required to notify Tenant at the time of Landlord’s approval of the Final Space Plans or Final Working Drawings or any Alterations if Tenant shall be required to remove certain Leasehold Improvements, and restore the Premises to its condition immediately prior to the improvements described in the Final Space Plans or Final Working Drawings or Alterations plans, at the expiration of the Term or other termination of the Lease.

9. Repairs, Maintenance, and Alterations.

9.01 Repairs and Maintenance.

A. Landlord shall maintain the structural portions of the Building and the roof and roof membrane in good working order and repair. Landlord shall perform and construct (or shall cause to be performed or constructed), and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) to the structural portions of the Premises, (b) which could be treated as a “capital expenditure” under generally accepted accounting principles, and (c) the Building Systems serving the Premises (including components of such systems located in the Premises) and the Building. Notwithstanding the foregoing, Tenant shall pay for its share of the foregoing costs to the extent such costs are properly included in Expenses, provided that the cost of any capital repairs shall be amortized over the useful life of the capital item in question. In performing any maintenance, repairs or improvements, Landlord shall minimize interference with Tenant’s business operations. Landlord shall assign to Tenant any warranties affecting any portion of the Premises for which Tenant has any repair responsibilities,

B. If Tenant becomes aware of any conditions that are dangerous or in need of maintenance or repair, Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises (other than with respect to any elements of the Building that are Landlord’s responsibility in Section 9.01(A) above), and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 9.03); (f) supplemental air conditioning units, kitchens, including hot water heaters, and similar facilities exclusively serving Tenant, whether such items are installed by Tenant or are currently existing in the Premises; and (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”). All repairs and other work performed by Tenant or its contractors shall be subject to the terms of Section 9.03 and 9.04 below. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs.

9.02 Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect, and the terms of this Lease shall govern in such events typically governed by such Law.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Tenant may construct non-structural alterations, additions and improvements (“Minor Alterations”) in the Premises without Landlord’s prior approval, if the cost of any such project does not exceed Fifty Thousand Dollars ($50,000). Alterations and Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property. Except for Alterations which cannot be removed without structural injury to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in any item of Tenant’s Property. Landlord shall have no right to require Tenant to remove any Alterations unless it notifies Tenant at the time it consents to such Alteration that it shall require such alteration to be removed

9.04 All contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration (“Work”) in the Building, including, without limitation, tenant improvements, build-out, Alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Building (including Work performed by any person providing any services to the Building such as DSL, cable, communications, telecommunications or similar services), except for Minor Alterations, are required to be approved in advance by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed.

10. Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building, or to show the Premises to prospective purchasers and lenders, as well as prospective tenants during the last nine months of the Term, or the Extension Period. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least one (1) Business Day’s prior notice of entry and shall use reasonable efforts to minimize interference with Tenant’s use of the Premises. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to any abatement of Rent, except as provided in Section 7.06.

11. Assignment and Subletting.

11.01 Except as provided in Section 11.10 below with respect to a Permitted Transfer, Tenant may not sell, assign, sublease or otherwise transfer this Lease or any portion of the Premises (each herein a “Transfer”) without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In no event may Tenant Transfer this Lease or Transfer any portion of the Premises if there is an Event of Default. No Transfer by Tenant shall relieve Tenant of any obligation under this Lease, and Tenant shall remain fully liable hereunder. Any attempted Transfer by Tenant in violation of the terms and covenants of this Section 11 shall be void. Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer, and any proposed Transfer by an assignee Tenant and/or a Tenant of either Tenant or any assignee Tenant shall be subject to the provisions of this Section 11 as if it were a proposed Transfer by Tenant.

11.02 [Reserved]

11.03 If Tenant desires at any time to make Transfer other than a Permitted Transfer (which shall be governed by the provisions of Section 11.10 below), Tenant shall give Landlord written notice of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such Transfer and shall submit in writing to Landlord (i) the name of the proposed transferee, (ii) the nature of the proposed transferee’s business to be carried on at the Premises, (iii) a copy of the proposed Transfer agreement and any other agreements to be entered into concurrently with such Transfer, including full disclosure of the rent to be paid and all other financial terms, and (iv) such financial information as Landlord may reasonably request concerning the proposed transferee. Tenant shall pay to Landlord a reasonable fee for Landlord’s expenses, including reasonable attorneys’ fees, the sum of fee and expenses not to exceed One Thousand Five Hundred Dollars ($1,500) in any one instance, in reviewing such proposed Transfer or otherwise incurred with respect to any such proposed Transfer. Neither the furnishing of such information nor the payment of such fee shall limit any of Landlord’s rights or alternatives under this Section 11.

11.04 Upon any request for Landlord’s consent under this Section 11, Landlord shall have the option, which may be exercised in Landlord’s sole discretion by giving written notice to Tenant within fifteen days (15) days after receipt by Landlord of all of the information concerning such Transfer required by Section 11.03, (a) to terminate this Lease as to the portion of the Premises for which Tenant proposes a Transfer, effective as of the date Tenant proposes the Transfer to take place or if no such date was specified in Tenant’s notice to Landlord, effective as of the date specified by Landlord in Landlord’s response to Tenant, provided, however, if the proposed Transfer is a sublease of no more than full floor or less of the Premises for a period which is substantially less than the remaining Term of this Lease, then Landlord shall not have the right of recapture set forth in this item (a); (b) to terminate this Lease in its entirety, if Tenant proposes to Transfer all of its rights under this Lease, effective as of the date Tenant proposes the Transfer to take place; (c) to permit Tenant to make such Transfer for the duration so specified by Tenant in its notice, or (d) to withhold its consent. If Landlord fails to notify Tenant in writing of Landlord’s election within said fifteen (15) day period, Landlord shall be deemed to have elected option (d). If Landlord notifies Tenant of its election of options (a) or (b) above, then, within the fifteen (15)-day period following receipt of Landlord’s election notification, Tenant will have the right to withdraw its request for Landlord’s consent, this Lease will not terminate with respect to the proposed Transfer space, and Landlord shall be deemed to have elected option (d). Upon termination of this Lease as to a portion of the Premises, (i) the Base Rent shall be reduced by the then-current Base Rent per square foot of rentable area, multiplied by the number of square feet of rentable area proposed to be Transferred by Tenant and subsequently recaptured by Landlord pursuant to item (a) above; (ii) Tenant’s Pro Rata Share shall be reduced in proportion to the reduction of the rentable area of the Premises; and (iii) such portion of the Premises shall, at Landlord’s expense, be made a discrete separate area in accordance with all applicable Laws and with a reasonable and appropriate entrance separate from the entrance for the remainder of the Premises. Upon termination of this Lease as to all or any portion of the Premises, any option to extend the Term of this Lease with respect to such portion of the Premises shall also terminate, whether or not such options have been exercised. Non-exercise by Landlord of its rights under this Section 11.04 shall not limit any of Landlord’s other rights and alternatives under Section 11.

11.05 Each transferee shall fully observe all covenants of this Lease, including without limitation, the provisions of Section 5.01 of this Lease, and no consent by Landlord to a Transfer shall be deemed in any manner to be a consent to a use not permitted under Section 5.01.

11.06 Whether or not Landlord has consented to the applicable Transfer, fifty percent (50%) of the amount by which the consideration received by Tenant pursuant to any Transfer exceeds, in any month, the Base Rent and Tenant’s Additional Rent then required to be paid with respect to such space, less reasonable and customary third party expenses directly incurred by Tenant attributable to the Transfer with respect to brokerage fees, legal fees, assignee/subtenant improvement costs, and reasonable marketing costs, shall be payable by Tenant directly to Landlord as additional rent hereunder on or before the first day of each such month.

11.07 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder or in the Building or in all other property referred to herein, and upon any such transfer, the transferor shall have no further liability hereunder for anything occurring subsequent to such transfer or to any further extent assumed by the transferee.

11.08 Notwithstanding anything to the contrary in this Section 11, no Transfer by Tenant shall become effective until Tenant and any proposed assignee or subtenant has executed and delivered to Landlord a Consent to Assignment Agreement or Consent to Sublease Agreement, as appropriate, by and among Tenant, such proposed assignee or subtenant and Landlord in form reasonably acceptable to Landlord.

11.09 It is expressly agreed by Tenant that it shall be reasonable for Landlord and Landlord shall be entitled to withhold its consent to any proposed Transfer of this Lease or any proposed Transfer of all or a portion of the Premises if the proposed transferee is already occupying space in the Building or if any one of the following applies:

(a) the proposed transferee is an entity described on or engaged in a business described on Exhibit E attached hereto;

(b) in Landlord’s reasonable business judgment, the proposed transferee is of a character or reputation or engaged in a business which is not consistent with the quality and reputation of the Project; or

(c) in the case of an assignment of this Lease (as opposed to a sublease) only, the tangible net worth of the assignee as of the date the notice of the proposed Assignment is given pursuant to Section 11.03 or as of the consummation of the Assignment and any transactions related thereto, is or will be less than the tangible net worth of Tenant as of the date of this Lease.

11.10 Notwithstanding anything to the contrary set forth in this Lease, Tenant may assign all or a portion of its interest under this Lease, or sublease all or a portion of the Premises, upon notice to but without the requirement of consent of Landlord and without providing Landlord the right to recapture the Premises or participate in any excess consideration, to (i) an Affiliate, or (ii) any entity with whom Tenant merges or consolidates or engages in any reorganization, (iii) any entity succeeding to all or a substantial portion of the business and assets of Tenant or of any business unit of Tenant, or (iv) any entity or person by sale or other transfer of a percentage of capital stock, equity or ownership of Tenant (each such permitted Assignment, a “Permitted Transfer”), provided that (w) any successor entity who is the Tenant under this Lease has a tangible net worth equal to or greater than the tangible net worth of Tenant as of the date of this Lease, (x) the permitted transferee complies with the use provisions of this Lease (y) there is no Event of Default as of the date of the Permitted Transfer, and (z) Tenant shall give Landlord written notice at least twenty (20) days prior to the effective date of the proposed Permitted Transfer (unless prohibited by law).

11.11 Further, Landlord agrees that Tenant is entering into this Lease for itself and the benefit of certain of its Affiliates, and therefore the Premises may be used by any Affiliate without a separate assignment or sublease agreement and without a separate prior written consent of the Landlord, provided that Tenant delivers prior written notice to Landlord of the occupancy by the Affiliate and the identity of the Affiliate, and further provided that (a) Tenant does not separately demise the space used by the Affiliate and the Affiliate shall utilize with Tenant one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Affiliates operate their business in the Premises for the use permitted under this Lease and for no other purpose; and (c) the business of any Affiliate is suitable for the Building considering the business of other tenants and the Building’s prestige. If any Affiliate occupies any portion of the Premises as described in this Section 11.11, it is agreed that (i) the Affiliate must comply with all provisions of this Lease, and a default by any Affiliate shall be deemed a default by Tenant under this Lease; all notices required of Landlord under the Lease shall be sent only to Tenant in accordance with the terms of the Lease, and in no event shall Landlord be required to send any notices to any Affiliate; (iii) in no event shall any such occupancy or use by an Affiliate release or relieve Tenant from any of its obligations under the Lease; (iv) any Affiliate and their employees, contractors and invitees visiting or occupying space in the Premises shall be deemed contractors of Tenant for purposes of Tenant’s indemnification obligations in Section 13; and (v) if any Affiliate pays Rent for the Premises directly to Landlord, Landlord, at its option, may accept the Rent and the Rent shall be considered to be for the account of Tenant and applied against the Rent owed by Tenant as deemed appropriate by Landlord. Neither the occupancy of any portion of the Premises by an Affiliate, nor the payment of any Rent directly by an Affiliate, shall be deemed to create a landlord and tenant relationship between Landlord and such Affiliate, and, in all instances, Tenant shall be considered the sole tenant under this Lease.

12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant, within ten (10) days after notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in default under this Lease and, in addition to any other remedies available to Landlord as a result of such default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13. Indemnity and Waiver of Claims.

13.01 Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, any and all cost of environmental clean-up including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises during the Term or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees in, on or about the Premises, Building or the Property during the Term. Without limiting the generality of the foregoing, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant specifically agrees to indemnify, defend and hold harmless Landlord and the Landlord Related Parties (as defined below) from Losses arising from or in any way related to the handling of Hazardous Materials introduced by Tenant or any Tenant Related Parties during the Term or violation of any of the provisions of this Agreement pertaining to Hazardous Materials (collectively, “Tenant Environmental Losses”), including, without limitation, consequential damages, damages for personal or bodily injury, property damage, encumbrances, liens, costs and expenses of investigations, monitoring, clean up, removal or remediation of Hazardous Materials, defense costs of any claims, good faith settlements, reasonable attorneys’ and consultants’ fees and costs, and losses attributable to the diminution of value, whether or not such Tenant Environmental Losses are contingent or otherwise, matured or unmatured, foreseeable or unforeseeable.

13.02 Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the gross negligence or willful misconduct of Landlord or the Landlord Related Parties in, on or about the Property. Without limiting the generality of the foregoing, Landlord specifically agrees to indemnify, defend and hold harmless Tenant and the Tenant Related Parties from Losses arising from or in any way related to the existence of Hazardous Materials at the Property prior to the Commencement Date or the handling of Hazardous Materials by Landlord or any Landlord Related Parties during the Term or violation of any of the provisions of this Agreement pertaining to Hazardous Materials (collectively, “Landlord Environmental Losses”), including, without limitation, consequential damages, damages for personal or bodily injury, property damage, encumbrances, liens, costs and expenses of investigations, monitoring, clean up, removal or remediation of Hazardous Materials, defense costs of any claims, good faith settlements, reasonable attorneys’ and consultants’ fees and costs, and losses attributable to the diminution of value, whether or not such Landlord Environmental Losses are contingent or otherwise, matured or unmatured, foreseeable or unforeseeable. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Lender, and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord, unless and to the extent any such injury, damage or loss arose from the negligence of any of the Landlord Parties.

14. Insurance.

14.01 Tenant shall maintain the following insurance (“Tenant’s Insurance”):

(a) “All-Risk” Property Insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, and theft, and covering all of Tenant’s Property, in an amount not less than one hundred percent (100%) of the replacement cost of such property;

(b) Commercial General Liability Insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least Three Million Dollars ($3,000,000) per occurrence and a general aggregate limit (combined primary and excess) of at least Five Million Dollars ($5,000,000). All such policies shall be written to apply to bodily injury, property damage, personal injury losses and shall be endorsed to include Landlord and its agents (including, without limitation, any property manager), beneficiaries, partners, members, employees, and any Lender as additional insureds. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds;

(c) Worker’s Compensation Insurance in accordance with the laws of the State of California, and Employer’s Liability insurance in accordance with the greater of limits required by law or One Million Dollars ($1,000,000); Bodily Injury Each Accident One Million Dollars ($1,000,000); Bodily Injury By Disease – Each Person One Million Dollars ($1,000,000); and One Million Dollars ($1,000,000) Bodily Injury By Disease – Policy Limit; and

(d) Automobile Liability Insurance covering all owned vehicles, hired vehicles, and all other non-owned vehicles.

All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do business in the State of California and rated not less than A-VIII in Best’s Insurance Guide. A certificate of insurance evidencing the insurance required under this Section 14 shall be delivered to Landlord not less than on or prior to the Commencement Date. Such policies shall contain only deductibles in amounts which are customary and acceptable to Landlord. No such policy shall be subject to cancellation without thirty (30) days’ prior written notice to Landlord and to any Lender designated by Landlord to Tenant; provided, however, that if Tenant’s insurer does not issue such endorsements, than Tenant shall provide Landlord written notice of any such cancellation or reduction in coverage within five (5) Business Days of Tenant’s receipt of notice of the same). Tenant shall furnish to Landlord a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. Tenant shall have the right to provide the insurance required by this Section 14 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and Landlord as required by this Lease.

14.02 Landlord’s Insurance. Landlord shall maintain insurance against loss or damage with respect to the Building and the Building Systems on an “all risk”/”special form” type insurance form, with customary exceptions, subject to such deductibles as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building. Landlord may also maintain such other insurance as may from time to time be required by a Lender. The coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building.

15. Waiver of Subrogation.

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property, including rights, claims, actions and causes of action based on negligence, which damage is caused by or results from a risk which is actually insured against, which is required to be insured against under the Lease, or which would normally be covered by a standard special causes of loss policy of property insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. All of Landlord’s and Tenant’s repair and indemnity obligations under the Lease shall be subject to the waiver contained in this paragraph.

16. Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord shall cause a general contractor selected by Landlord to promptly provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within one hundred eighty (180) days from the date of the Casualty, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. In addition, either party, by notice to the other party delivered within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the Casualty and the Completion Estimate exceeds sixty (60) days from the date of the Casualty. Landlord shall not have the right to terminate the Lease if the damage to the Building is (a) due to a risk required to be insured against under Section 14.02 of the Lease or (b) repair or restoration would cost less than ten percent (10%) of the replacement cost of the Building.

16.02 If this Lease is not terminated pursuant to Section 16.01, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements to be performed by Landlord for the benefit of Tenant. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the insurance proceeds received by Landlord. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof; provided, however, that during any period when Tenant’s use of the Premises is materially impaired by damage or destruction, Rent shall equitably abate in proportion to the degree to which Tenant’s use of the Premises is impaired.

16.03 The provisions of this Lease, including this Section 16, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Property.

17. Condemnation.

Landlord or Tenant may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. Landlord shall provide written notice of the Taking to Tenant within five (5) days after Landlord first receives notice of the Taking. Either party shall provide written notice of termination to the other party within ninety (90) days after Tenant first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord; provided, however, that Landlord will receive only those portions of the condemnation award not attributable to Tenant’s personal property, moving costs, or goodwill. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking and during any period when Tenant’s use of the Premises is materially impaired by such restoration, Rent shall equitably abate in proportion to the degree to which Tenant’s use of the Premises is impaired. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

18. Events of Default.

In addition to any other Event of Default specifically described in this Lease, each of the following occurrences shall be an “Event of Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for three (3) Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within fifteen (15) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within fifteen (15) days, Tenant shall be allowed additional time (not to exceed thirty (30) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within fifteen (15) days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; or (e) Tenant does not take possession of the Premises. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19. Remedies.

19.01 Upon the occurrence of any Event of Default, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies:

(a) Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii)

The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)

The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)

Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result there from; and

(v)	All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate plus five percent (5%) as determined by Landlord.

(b) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c) Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19.01(a).

19.02 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

19.03 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

19.04 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

19.05 If there is an Event of Default of any of Tenant’s non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the reasonable cost of such performance upon demand together with an administrative charge equal to five percent (5%) of the cost of the work performed by Landlord.

19.06 This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

20. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY (INCLUDING RENTS, PROFITS, INSURANCE PROCEEDS, AND SALE PROCEEDS).

TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE LENDER(S) WHOM TENANT HAS BEEN NOTIFIED HOLD SUPERIOR INTERESTS (DEFINED IN SECTION 22 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance, Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. Tenant shall be liable for all out-of-pocket damages that Landlord suffers from the holdover.

22. Subordination to Superior Interests; Estoppel Certificate.

22.01 This Lease shall be subject and subordinate to any first mortgage or deed of trust and to any junior mortgage or deed of trust that has been approved by the first mortgagee or deed of trust beneficiary that may now or hereafter be placed upon the Building and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof (collectively, “Superior Interests”), provided that the mortgagee or deed of trust beneficiary (“Lender”) agrees in writing in form reasonably acceptable to Tenant to the provisions of Section 22.02. Any Lender may elect to give this Lease priority to its Superior Interest. In the event of such election and upon notification by such Lender, this Lease shall be deemed prior in lien to the said Superior Interest. This Section 22 shall be self-operative, but in confirmation thereof, within twenty (20) Business Days after demand, Tenant shall execute and deliver whatever commercially reasonable instruments may be required by the first Lender or junior Lender to acknowledge such subordination or priority in a recordable form, and if Tenant fails to do so with in such twenty (20) Business Day period, Tenant will be in default of this Lease. Any standard processing fee of a Lender and any Landlord’s reasonable attorneys’ fees associated with the execution of any subordination and non-disturbance agreement shall be payable as additional rent. Without limiting the foregoing, Landlord shall submit a request to such Lender, on behalf of Tenant, that the subject Lender enter into a commercially reasonable non-disturbance agreement with Tenant which shall provide that such Lender recognizes the Lease and Tenant’s rights thereunder and that Tenant’s possession of the Premises shall not be disturbed in the event of a foreclosure so long as there is not an Event of Default. Tenant shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form attached as Exhibit I to this Lease to Landlord when Tenant executes and delivers this Lease to Landlord.

22.02 Notwithstanding the foregoing Section 22.01, in the event of a foreclosure of any such Superior Interest or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default then exists under this Lease, and Tenant shall attorn to the person who acquires Landlord’s interest through any such Superior Interest.

22.03 Within Twenty (20) Business Days after Landlord’s request from time to time Tenant shall furnish to Landlord (or as Landlord may direct) Tenant’s written and duly signed certification that this Lease is in full force and effect without amendment (or with such changes as may then be effective, which shall be stated in the certificate), that Tenant has no defense, offset, or counterclaim against its rent payment or other obligations hereunder (or specifying such defenses, offsets, or counterclaims if they are claimed), the dates to which rent and other charges have been paid, that neither Landlord nor Tenant is in default under this Lease (or specifying any default of either party in detail in the certificate) and any other factual certifications reasonably requested by Landlord. Any prospective purchaser or Lender may rely on such certifications.

23. Notice.

All notices shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

24. Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualty, condemnation, and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property, or to restore the Premises to the required condition, within five (5) Business Days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the reasonable out-of-pocket expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

25. Miscellaneous.

25.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities.

25.02 In any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its actual costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

25.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

25.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease and Landlord shall have transferred the Letter of Credit and any proceeds therefrom to the successor.

25.05 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.06 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

25.07 This Lease does not grant any rights to light or air over or about the Building. Landlord accepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property, Building and Common Areas as Landlord deems appropriate. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26. Financial Statements.

Tenant shall furnish to Landlord within thirty (30) days of Landlord’s written request, but no more often than once in the Term, an accurate, up-to-date, audited (or unaudited and certified by Tenant’s chief financial officer) statement showing the financial condition of Tenant for the preceding fiscal year. Unless public by other means, Landlord will maintain confidential such statements, except as required by applicable law or court order; however Landlord may provide such statements to Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners; provided that Landlord shall inform such parties as to the confidentiality of such materials and information and shall use commercially reasonable efforts to cause such parties to abide by the confidentiality provisions of this Section 26.

27. Bicycles.

Subject to any requirements of applicable Law, Tenant shall be permitted to store bicycles within the Premises; provided, however, Tenant shall be strictly liable for any damage to the Premises and/or the Property or injury to persons which may be caused by or result from the storage of any bicycle in the Premises and Tenant shall indemnify and hold harmless Landlord against any and all Losses arising from the presence of each such bicycle in, on or about the Property (including, without limitation, any costs of cleaning). Without limiting the foregoing, (a) bicycles shall be walked through the Premises only, no bicycle shall be ridden within the Premises at any time under any circumstances; and (b) Tenant will take all necessary precautions to prevent injury to persons or damage to property resulting from bringing bicycles into the Premises, including, without limitation, providing for methods to remove water, oil, grease or other substances tracked into the Premises with any bicycles, and ensuring that bicycles are not left in areas which would impede exit from the Premises during an emergency or entrance to the Premises by any emergency personnel.

28. Pets.

Upon Landlord’s written consent (not to be unreasonably withheld, conditioned or delayed) and the execution by Landlord and Tenant of a pet agreement relating to such pet, Tenant shall be permitted to bring two dogs, but no more than two dogs, into the Premises; provided, however, that: (i) such consent is revocable by Landlord at any time, and any consent granted with respect to a particular pet shall not affect Landlord’s right to exclude any and all other pets from the Property; (ii) Tenant shall not allow any pet permitted to occupy the Premises to damage the Premises, disturb the exterior of the Premises, the Building or the Project, including landscaping or other ground cover, to disturb other tenants, occupants or users of the Property or to deposit waste on the Property; (iii) such pet shall occupy the Premises as an invitee of Tenant, Tenant shall be strictly liable for any damage to the Premises and/or the Property or injury to persons which may be caused by any such pet and Tenant shall indemnify and hold harmless Landlord against any and all Losses arising from the presence of each such pet in, on or about the Property (including, without limitation, any costs of cleaning), and (iv) Tenant’s commercial liability insurance shall include an endorsement or rider, in a form reasonably acceptable to Landlord, covering injury to persons and/or damage to property caused by each such pet. Without limiting the foregoing, (a) each pet shall be housebroken, (b) no pet shall be fed or given water on any unprotected carpeted area inside the Premises, or allowed to urinate or defecate on any unprotected carpeted area inside the Premises, (c) Tenant shall immediately remove and properly dispose of any pet waste in, on or around the Property, (d) Tenant may not leave any pet within the Premises overnight, abandon a pet or otherwise leave a pet unattended for any extended period, and (e) Tenant shall, at Tenant’s sole cost and expense, comply with all applicable Laws related to the ownership and care of each pet, including, without limitation, any laws applicable to bringing a pet into a place of work. Prior to bringing any pet into the Premises, Tenant shall apply to Landlord for approval of each such pet which Tenant wishes to bring into the Premises, which application shall identify the pet with reasonable specificity for later identification of such pet and shall include a photograph of the pet and, upon Landlord’s approval of such pet, shall enter into a separate pet agreement relating to Tenant’s right to bring such pet into the Premises.

29. Option to Extend (Subject to Landlord Recapture Right).

29.01 So long as Tenant occupies the entire Premises, Tenant shall have one (1) option (an “Extension Option”) to extend the Term with respect to the entirety of the Premises for a period of five (5) years (the “Extension Period”), subject to the following conditions:

(a) Tenant’s option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than fifteen (15) months nor less than twelve (12) months prior to the expiration date of the Lease (the “Expiration Date”). If the Tenant’s option to extend is not so exercised, the Extension Option shall be of no further force and effect and Landlord shall be entitled to lease the Premises after the Expiration Date to any party on any terms.

(b) Tenant shall accept the entire Premises on an “AS-IS” basis.

(c) Anything herein to the contrary notwithstanding, if there is an Event of Default, either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in the Lease, the right to terminate the Extension Option upon notice to Tenant.

(d) In the event the Extension Option is exercised in a timely fashion and the requirements set forth above are satisfied, the Lease shall be extended for the term of the Extension Period subject to all of the terms and conditions of the Lease, provided that the Base Rent for the Extension Period shall be the fair market rent which tenants are paying in rent for lease renewals for similar premises which have a certificate of occupancy for office use, in the “South of Market” area of San Francisco, under similar terms and conditions as contained in this Lease. The “South of Market” area shall be the area with the boundaries of The Embarcadero, Fifth Street, Townsend Street, and Market Street. The MAI appraisers referred to in Section 29.01(f) shall consider any 1) rent abatements, 2) tenant improvements paid by the tenant and/or tenant improvements paid by the landlord; 3) monetary concessions by either the landlord or the tenant for such renewals; (4) building improvements, (5) quality of the base building construction and improvements, and (6) the quality of locations, among other things, in determining the rent for similar premises in comparable buildings in comparable locations in the “South of Market” area of San Francisco.

(e) In the event the Extension Option is exercised in a timely fashion and the requirements set forth above are satisfied, not later than six (6) months prior to the Expiration Date of the Term, Landlord shall notify Tenant in writing of the Landlord’s determination, in Landlord’s reasonable discretion, of the fair market rent, based on the provisions set forth above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right to accept Landlord’s statement of fair market rent as the Base Rent for the Extension Period or reject Landlord’s statement of the fair market rent. If Tenant rejects Landlord’s determination, Tenant shall provide Landlord its reasonable determination of the fair market rent. If Tenant does not accept or reject Landlord’s determination of fair market rent and execute an extension within thirty (30) days of Landlord’s Notice of fair market rent, Tenant shall be deemed to have rejected Landlord’s determination.

(f) If Tenant rejects or is deemed to have rejected Landlord’s determination of the fair market rent, Landlord and Tenant shall negotiate, in good faith, the fair market rent. If the parties cannot agree on the fair market rent within thirty (30) days of Tenant’s rejection or deemed rejection, then either party may elect to determine the fair market rent value through the following arbitration procedure: Upon either party’s election to arbitrate the fair market rent value, each party shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be an MAI appraiser with at least ten (10) years of experience determining the prevailing market rents for comparable office buildings in the “South of Market” area of San Francisco. If either party fails to timely appoint an appraiser within fifteen (15) days of either party’s election to determine the fair market rent through arbitration, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have twenty-one (21) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the fair market rent. If the two appraisers selected by the Landlord and Tenant cannot reach agreement on the fair market rent, then within five (5) Business Days following the Determination Date, such appraisers shall render written reports of their respective determinations of fair market rent and shall jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the fair market rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall, within ten (10) Business Days following his or her appointment make a separate determination of the fair market rent. The Base Rent, escalation factor and Additional Rent during the first lease year of the Extension Period shall equal the median of the three determinations and shall be final and conclusive on Landlord and Tenant. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser. If the two appraisers cannot agree on the selection of the third appraiser, then either party may apply to Law and Motion Judge of the San Francisco Superior Court for the selection for the third appraiser.

29.02 Tenant’s extension rights are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a Permitted Transfer). If at any time during the Term, Tenant has Transferred more than fifty percent (50%) of the Premises in the aggregate (not including Permitted Transfers), then Tenant’s rights to extend shall be null and void and of no further force or effect,

30. Americans with Disability Act.

30.01 Landlord, at its cost, shall deliver the Premises to Tenant in full compliance with the Americans with Disabilities Act (“ADA”) as of the Commencement Date, except that any alterations, additions or improvements required to modify the Premises in conjunction with the ADA because of Tenant’s proposed alterations or improvements to the Premises shall be undertaken by Tenant at Tenant’s sole cost, and shall be approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and paid by Tenant. After the Commencement Date, Tenant shall maintain and repair the Premises in compliance with ADA at its sole cost, except for any violations of ADA existing at the Commencement Date, which Landlord shall correct at Landlord’s sole cost. Notwithstanding anything to the contrary in this Section 30.01, Tenant will not be required to make any structural changes to the Premises unless required due to alterations made by Tenant, due to Tenant’s particular use of the Premises, or due to Tenant’s acts or omissions. Within ten (10) days after receipt, Tenant shall advise Landlord in writing of any notices alleging violation of ADA relating to the Premises.

30.02 The Premises have not undergone an inspection by a Certified Access Specialist (CASp). Tenant shall execute and return to Landlord the Disability Access Obligations Notice attached hereto as Exhibit J at the time of execution of this Lease.

31. Non Residential Building Energy Use Data Disclosures; Tenant Annual Disclosure of Energy Use Data.

A. Landlord shall provide the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary (as described in Regulation Section 1684(a), and hereafter described as the “Disclosure Data”) regarding the prior 12 months of office energy use to Tenant within thirty days of the commencement of the Term.

B. Tenant shall reasonably cooperate with Landlord, and provide annual “Energy Use Data” required to be disclosed by Regulation Section 1681(g) for the Premises, and/or request that utilities serving the Premises provide the last 12 months of such Energy Use Data for the Premises pursuant to Portfolio Manager, the U.S. Environmental Protection Agency’s ENERGY STAR program online tool for managing Energy Use Data. Landlord shall use such Energy Use Data for the sole purpose of providing the Disclosure Data to prospective buyers, lessees or lenders as required under Regulation Section 1684, and to satisfy the annual energy benchmarking, and the five year energy efficiency audits, required under the San Francisco “Existing Commercial Buildings Energy Performance Ordinance”, San Francisco Environmental Code, Chapter 20, Sections 2000-2009.

32. Lease Conditioned Upon Termination of Existing Lease to Ticketfly, LLC, That Was Acquired by Eventbrite, Inc. Landlord and Tenant acknowledge that the Premises is currently leased to Ticketfly, LLC, successor to Ticketfly, Inc., a Delaware corporation, that was acquired by Eventbrite, a Delaware corporation. This Lease is conditioned upon the successful termination of the lease to Ticketfly, LLC prior to commencement of the Term.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
Ichi Juu Ichi, LLC,
a California limited liability company

By:	/s/ Ronaldo J Cianciarulo

Name:	Ronaldo J Cianciarulo
Title:	Managing Member

TENANT:
Cloudflare, Inc.,
a Delaware corporation

By:	/s/ Michelle Zatlyn

Name:	Michelle Zatlyn
Title:	Director

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between Ichi Juu Ichi, LLC, a California limited liability company (“Landlord”), and Cloudfare, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 111 Townsend Street, San Francisco, California. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

EXHIBIT A

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between Ichi Juu Ichi, LLC, a California limited liability company (“Landlord”), and Cloudflare, Inc., a Delaware corporation (“Tenant”), for space in the Building located at 111 Townsend Street, San Francisco, Califomia. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2. Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees not to exceed three percent (3%) of the gross income derived from the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services, except janitorial services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums; and (h) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of the Lease. The cost of capital improvements shall be amortized by Landlord over the useful life of the capital improvement as reasonably determined in accordance with generally accepted accounting principles. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02 Expenses shall not include: the cost of capital improvements (except as set forth above); expense reserves; depreciation; principal payments of Superior Interests and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord, including, without limitation, Landlord’s general

Exhibit B, Page 1

overhead expenses (as opposed to management expenses related to operation of the Building); or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; rent paid to any ground lessor; salaries of executives or service personnel to the extent that such executives or service personnel perform services not in connection with the management, operation, repair, or maintenance of the Building; costs for insurance coverage not customarily paid by tenants of similar projects in the vicinity of the Premises, earthquake insurance premiums, increases in insurance costs caused by the activities of another occupant of the Project, insurance deductibles, and co-insurance payments exceeding $25,000 per occurrence; costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant. Notwithstanding anything to the contrary herein, Tenant acknowledges that electricity and janitorial services are not to be included within the computation of Expenses hereunder nor subject to any Base Year calculation, rather the entire amount of annual costs and expenses of electricity and janitorial service are to be paid by Tenant separate and apart from Expenses, as provided in Section 7 of the Lease. Further, protective services and/or any monitoring system are not provided by Landlord nor included within the computation of Expenses hereunder nor subject to any Base Year calculation.

3. Taxes.

“Taxes” shall mean: (a) all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, assessments for special improvement districts and building improvement districts, assessments for police, fire, traffic mitigation or other government service of purported benefit to the Building and/or Property, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Building and/or Property, on the Landlord with respect to the Building and/or Property, on the act of entering into this Lease or any other lease of space in the Building and/or Property, on the use or occupancy of the Building and/or Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Building and/or Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Building and/or Property, including, without limitation, any gross income or receipts tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Taxes. The Property’s share of any taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property, all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Building and/or Property. Taxes shall include reasonable attorney’s fees, costs, and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Taxes as defined herein, the Base Rent payable to Landlord prior to the imposition of such increases in Taxes shall be increased to net Landlord the same net Base Rent after imposition of such increases in Taxes as would have been received by Landlord prior to the imposition of such increases in Taxes. Notwithstanding the foregoing, the following shall be excluded from Taxes: (a) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state and local income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building); (b) any items included as Expenses; (c) resulting from the improvement of any portion of the Building for the sole use of Landlord or other occupants; (d) a penalty fee imposed as a result of Landlord’s failure to pay Taxes when due, except where such failure is due to Tenant’s failure to pay Rent hereunder; and (e) in excess of the amount which would be payable if such Real Property Taxes were paid in installments over the longest permitted term; provided, however, that nothing set forth herein shall restrict Landlord’s right to recover as a part of “Taxes” any tax, fees, levies or impositions charged on or in connection with the use or occupancy of the Building and/or Property or any part thereof, or charged with respect to services or utilities consumed in the use, occupancy or operation of the Building and/or Property, or charged upon or measured by the rent payable under this Lease or in connection with the business of renting space in the Building and/or Property, including, without limitation, any gross income or receipts tax or excise tax levied with respect to the receipt of such rent. If Landlord receives a reduction in Taxes attributable to the Base Year as a result of a commonly called Proposition 8 application (whether for the Base Year or prior tax years), the Taxes for the Base Year and each subsequent lease year shall be calculated as if no Proposition 8 reduction in Taxes was applied for and/or received. Upon good faith request by Tenant, Landlord shall contest taxes.

4. Audit Rights

Within ninety (90) days after receiving Landlord’s statement of Expenses (or, with respect to the Base Year Expenses, within ninety (90) days after receiving Landlord’s initial statement of Expenses for the Base Year) (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year (or Base Year, as applicable) to which the statement.

Exhibit B, Page 2

If Tenant retains an agent to review Landlord’s records, the agent must be a CPA licensed to do business in California or other professional specializing in review of Expenses for commercial buildings, and shall not have a contingent fee arrangement with Tenant. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, and the fees charged cannot be based in whole or in part on a contingency basis; provided however, if the results of such review, as agreed to by Landlord, show that Landlord has overcharged Tenant for Expenses by more than five percent (5%) for any individual year, then the reasonable out-of-pocket third party costs actually incurred by Tenant for such review shall be paid by Landlord. The records and related information obtained by Tenant shall be treated as confidential. If the results of such review as approved by Landlord show that Tenant has overpaid Expenses for such calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the results of such review as approved by Landlord show that Tenant has underpaid Expenses and/or Taxes for such calendar year, Tenant shall pay Landlord, within thirty (30) days after such review, any underpayment for the applicable calendar year.

Exhibit B, Page 3

EXHIBIT C

COMMENCEMENT LETTER

Date	November 1, 2017

Tenant	Cloudflare, Inc., a Delaware corporation

Address	111 Townsend Street

San Francisco, California 94107

Re: Commencement Letter with respect to that certain Office Lease Agreement (the “Lease”), dated as of November 1, 2017, by and between lchi Juu Ichi, LLC, a California limited liability company (“Landlord”), and Cloudflare, Inc., a Delaware corporation (“Tenant”), for space in the Building located at 111 Townsend Street, San Francisco, California. Capitalized terms used but not defined herein shall have the meanings given In the Lease.

Dear ___________________:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and acknowledges:

1.	The Commencement Date of the Lease is November 1, 2017;

2.	The Expiration Date of the Lease is October 31, 2022.

Please acknowledge the foregoing and your acceptance of possession by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within thirty (30) days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Ronaldo Cianciarulo,
Managing Member,
Ichi Juu Ichi, LLC

Acknowledged and Accepted:

TENANT:
Cloudflare, Inc.,

a Delaware corporation

By:
Name:	Michelle Zatlyn
Title:	Director

Date:

Exhibit C

EXHIBIT D

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between Ichl Juu Ichi, LLC, a California limited liability company (“Landlord”), and Cloudflare, Inc., a Delaware corporation (“Tenant”), for space in the Building located at 111 Townsend Street, San Francisco, California. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1.

Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.

Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All initial tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Landlord’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	[Intentionally omitted.]

5.

Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.

All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, including Section 9.04 of the Lease, which may be revised from time to time.

7.	[Intentionally Omitted.]

8.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

Exhibit D

11.	No animals, except those assisting handicapped persons and pets expressly permitted pursuant to Section 28 of the Lease, shall be brought into the Building or kept in or about the Premises.

12.

No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.

Tenant shall not use or occupy the Premises in any manner or for any purpose that might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.

Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord or as otherwise expressly permitted by Section 27 of the Lease.

18.	[Intentionally Deleted.]

19.

Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.

Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Building or the Premises, unless a portion of the Building or the Premises has been declared a designated smoking area by Landlord. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.

Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.

Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with any pedestrian use, or any use which is inconsistent with good business practice.

Exhibit D

23.

The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Exhibit D

EXHIBIT E

ASSIGNMENT LIMITATIONS

1.	Governmental or quasi-governmental entity;

2.	Child care facility;

3.	Health care or dental office;

4.	Entity primarily engaged in political or lobbying activities;

2.	Entity engaged in commerce in “X rated” media;

3.	Retail sale or rental of products or materials;

4.	Beauty services;

5.	Schools or other training or educational operations (except for ancillary training facilities which are included as a Permitted Use); and

6.	Operation primarily engaged in clerical support, data processing or messenger services.

EXHIBIT F

WORK LETTER

Landlord shall deliver the Premises in its “as is”, broom clean condition with any carpets professionally steam cleaned, patch interior paint provided where necessary, and in first class condition. Landlord warrants that all building systems including plumbing, electrical, and HVAC are in good working condition for the initial ninety (90) days of the Term. Landlord shall correct any infrastructure deficiencies in the building systems at Landlord’s sole cost and expense if Tenant timely provides written notice of such deficiencies during the initial ninety (90) days of the Term.